Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:	Media Contact:
Natalie Badillo	Taryn Unruh
Cymer, Inc.	Formula
(858) 385-6097	(619) 234-0345
nbadillo@cymer.com	unruh@formulapr.com

CYMER REPORTS FIRST QUARTER 2012 OPERATING RESULTS

SAN DIEGO, Calif., April 24, 2012 - Cymer, Inc. (Nasdaq: CYMI), the world’s leading supplier of light sources used by chipmakers to manufacture advanced semiconductor devices, today announced operating results for the first quarter ended March 31, 2012.

For the first quarter of 2012:

•

net income totaled $21.5 million, equal to $0.68 per share (diluted), compared to net income of $28.8 million, equal to $0.94 per share (diluted) in the first quarter of 2011 and net income of $12.5 million, equal to $0.40 per share (diluted), in the fourth quarter of 2011.

•	revenue totaled $150.5 million compared to revenue of $154.4 million in the first quarter of 2011, and revenue of $152.9 million in the fourth quarter of 2011.

Commenting on results, Bob Akins, Cymer’s chief executive officer, said, “First quarter revenue exceeded our expectations as we received customer acceptance on the remaining three extreme ultraviolet (EUV) 3100 sources. We believe this pull-forward of acceptance is another acknowledgement of our continued progress towards successful EUV development. Our deep ultraviolet (DUV) light source competitiveness remained strong and we continued to demonstrate high responsiveness to favorable changes in customer demand. DUV pulse utilization, while seasonally lower in January, began to rise in February as anticipated and increased throughout March. As a result, OnPulse revenue remained strong driven by the mix of higher value ArF pulses and installed base growth. In the first quarter, we also recognized two tax benefits which resulted in a favorable tax rate.”

In the first quarter of 2012, the company shipped 26 DUV light sources, of which 17 were ArF immersion and 9 were KrF, and the company installed 47 DUV light sources at chipmaker locations. Gross profit was $75.5 million for the first quarter of 2012, yielding a 50.2 percent gross margin. Total operating expenses, which include research and development and selling and administrative expenses, were $58.8 million. Total operating income was $16.7 million or 11.1 percent of revenue. A tax benefit related to a foreign subsidiary and an agreement with the Internal Revenue Service to close out a prior period tax audit benefited the company’s first quarter effective tax rate. The first quarter effective tax provision was a benefit of $4.8 million.

DUV and Installed Base Products (IBP) bookings for the first quarter of 2012 totaled $135.8 million, resulting in a book-to-bill ratio of 1.06. Sixty-nine percent of the DUV bookings were ArF immersion, 28 percent were KrF, and three percent were ArF Dry. The company ended the quarter with a DUV backlog of approximately $56.2 million.

As of March 31, 2012, cash and investments totaled approximately $348 million.

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CYMER REPORTS FIRST QUARTER 2012 OPERATING RESULTS	Page 2 of 6

Company Outlook

Commenting on the outlook for the second quarter of 2012, Akins stated, “We have demonstrated technology feasibility of our EUV source utilizing prepulse, and our confidence has grown in its power scalability. We are aggressively accelerating commercialization of the initial production 3300 sources which requires a significant increase in our EUV RD&E investment. This investment is in direct support of growing industry demand and fulfillment of our 3300 source order from ASML for production ready EUV lithography tools. In the second quarter, we expect Installed Base Products revenue to rise driven primarily by higher DUV pulse utilization, increased ArF pulses, OnPulse enhancements, and installed base growth. We anticipate shipping a slightly higher number of DUV light sources as compared to the first quarter. We also expect to recognize revenue on two TCZ crystallization tools.”

Based on information available at this time, Cymer is providing the following guidance for the second quarter of 2012:

•	Revenue to be approximately $151 million.

•	Gross margin to be approximately 50 percent.

•	R&D expenses to be approximately $58 million.

•	SG&A expenses to be approximately $16.5 million.

•	The effective tax rate to be zero percent.

Cymer’s management will hold a conference call at 2:00 pm (PDT) today, April 24, 2012, to discuss first quarter operating results and second quarter 2012 guidance. This press release, the conference call and accompanying slides may be accessed on the investor relations page of the company’s Web site at www.cymer.com.

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CYMER REPORTS FIRST QUARTER 2012 OPERATING RESULTS	Page 3 of 6

Forward Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements include, but are not limited to statements regarding the development and performance of the company’s EUV source technology, the company’s development of and manufacturing capability for its silicon crystallization tool for the display industry, expectations for DUV pulses and growth in Installed Base Products revenue, and the statements under the caption “Company Outlook” above. These statements are predictions based on current information and expectations and involve a number of risks and uncertainties. In addition, statements regarding backlog and book-to-bill ratios should not be read as predictions or projections of future performance. Actual events or results may differ materially from those projected in any of such statements due to various factors, including but not limited to: the risk that the company’s EUV sources, which are still under development and not capable of supporting the commercial production of integrated circuits, may not meet customer specifications or may have reliability or performance problems; the risk that commercial EUV systems may not be introduced by the company on time, or at all; the risk that a competitor’s EUV or other source may be selected over the company’s EUV source; the demand for semiconductors in general, and, in particular, for leading-edge devices with smaller geometries; cyclicality in the market for semiconductor manufacturing equipment; the timing of customer orders, shipments and acceptances; delays or cancellations by customers of their orders; the performance and market acceptance of the company’s new products or technologies; new and enhanced product offerings by competitors; the company’s ability to meet its production and product development schedules; the rate at which semiconductor manufacturers adopt new technologies and purchase and take delivery of photolithography tools from the company’s customers; the company’s ability to secure adequate supplies of critical components for its advanced products; the company’s ability to manage its expense levels and unanticipated expenses; the company’s ability to achieve its forecasted gross margin which includes its ability to absorb manufacturing costs; the company’s ability to align its cost structure with forecasted business levels; the company’s ability to manage its foreign currency exposure; the performance and conditions in the United States and world financial markets; the policies and actions of the United States and other governments; and general economic conditions. For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission (SEC). You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and the company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

About Cymer

Cymer, Inc. (Nasdaq: CYMI) is the market leader in developing light sources, used by chipmakers worldwide to pattern advanced semiconductor chips, and is pioneering a new silicon crystallization tool for the display industry. Cymer’s light sources have been widely adopted by the world’s top chipmakers and the company’s installed base comprises approximately 3,750 systems. Continuing its legacy of leadership, Cymer is currently pioneering the industry’s transition to EUV lithography, the next viable step on the technology roadmap for the creation of smaller, faster chips. The company is headquartered in San Diego, Calif., and supports its customers from numerous offices around the globe. Cymer maintains a Web site to which it regularly posts press releases, SEC filings, and additional information about Cymer. Interested persons can also subscribe to automated e-mail alerts or RSS feeds. Please visit www.cymer.com.

Cymer and all other Cymer product or service names used herein are either registered trademarks or trademarks of Cymer, Inc. Any other marks mentioned herein are the property of their respective holders.

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CYMER REPORTS FIRST QUARTER 2012 OPERATING RESULTS	Page 4 of 6

CYMER, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended March 31,
	2012	2011
Revenue	$150,498	$154,399
Cost of revenue	74,997	74,886

Gross profit	75,501	79,513

Operating expenses:
Research and development	42,315	27,779
Sales and marketing	6,491	6,034
General and administrative	10,021	10,043

Total operating expenses	58,827	43,856

Operating income	16,674	35,657

Other income (expense):
Foreign currency exchange (loss) gain	(263)	784
Interest income	380	146
Interest expense	(254)	(133)
Other income	154	1

Total other income	17	798

Income before income taxes	16,691	36,455
Income tax (benefit) expense	(4,840)	7,656

Net income	$21,531	$28,799

Earnings per share:
Basic	$0.70	$0.95

Diluted	$0.68	$0.94

Weighted average shares outstanding:
Basic	30,814	30,197

Diluted	31,443	30,765

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CYMER REPORTS FIRST QUARTER 2012 OPERATING RESULTS	Page 5 of 6

CYMER, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	March 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$146,096	$125,027
Restricted cash	6,036	5,903
Short-term investments	114,037	124,712
Accounts receivable, net	126,890	123,970
Inventories	221,213	221,740
Deferred income taxes	26,521	26,963
Other current assets	39,717	35,601

Total current assets	680,510	663,916
Long-term investments	87,755	73,811
Property, plant and equipment, net	125,017	119,015
Deferred income taxes	31,922	34,591
Goodwill	16,972	16,792
Intangible assets, net	9,638	9,928
Other assets	11,580	9,691

Total assets	$963,394	$927,744

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$45,017	$38,876
Deferred revenue	85,162	56,546
Deferred income taxes	175	171
Other current liabilities	28,550	49,619

Total current liabilities	158,904	145,212
Deferred revenue	5,181	5,871
Deferred income taxes	1,484	1,463
Other liabilities	21,430	27,255

Total liabilities	186,999	179,801

Stockholders’ equity:
Preferred stock	—	—
Common stock	44	44
Additional paid-in capital	669,404	658,755
Treasury stock	(492,890)	(492,890)
Accumulated other comprehensive loss	(15,646)	(11,918)
Retained earnings	615,483	593,952

Total stockholders’ equity	776,395	747,943

Total liabilities and stockholders’ equity	$963,394	$927,744

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CYMER REPORTS FIRST QUARTER 2012 OPERATING RESULTS	Page 6 of 6

CYMER, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended March 31,
	2012	2011
Operating activities:
Net income	$21,531	$28,799
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	5,796	4,219
Stock-based compensation	5,791	3,256
Bad debt expense (recoveries)	345	(199)
Excess tax benefits from stock option exercises	(1,547)	(3,709)
Provision for deferred income taxes	4,014	6,906
Loss on disposal or impairment of property, plant and equipment	154	11
Change in assets and liabilities:
Restricted cash	(133)	0
Accounts receivable	(3,488)	(16,553)
Inventories	(1,494)	(1,280)
Other assets	(6,410)	5,365
Accounts payable	4,988	2,179
Deferred revenue	26,042	15,110
Other liabilities	(23,999)	(31,992)

Net cash provided by operating activities	31,590	12,112

Investing activities:
Acquisition of property, plant and equipment	(9,287)	(4,311)
Purchases of investments	(107,012)	(50,417)
Proceeds from sold or matured investments	104,046	44,363

Net cash used in investing activities	(12,253)	(10,365)

Financing activities:
Proceeds from issuance of common stock	3,399	13,550
Excess tax benefits from stock option exercises	1,547	3,709
Install payments related to prior acquisition	(3,000)	—
Payments under capital lease obligations	(104)	(17)

Net cash provided by financing activities	1,842	17,242

Effect of exchange rate changes on cash and cash equivalents	(110)	(39)

Net increase in cash and cash equivalents	21,069	18,950
Cash and cash equivalents at beginning of the period	125,027	154,312

Cash and cash equivalents at end of the period	$146,096	$173,262

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